NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE Arca hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 27, 2025, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 16, 2025 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The Reorganization of the Listed Funds Trust into the Elevation Series Trust became effective after the close on June 13, 2025. Shareholders of the Opal Dividend Income ETF (CUSIP: 53656F474, DIVZ old), the TrueShares Technology, AI & Deep Learning ETF (CUSIP: 53656F821, LENZ old), and the TrueShares Eagle Global Renewable Energy Income ETF (CUSIP: 53656G571, RNWZ old) a number of shares of the Acquiring Fund representing an aggregate net asset value ("NAV") equal to the aggregate NAV of the Target Fund shares held immediately prior to the closing of its Reorganization. This Form 25 is being filed solely in connection with the discontinuation of trading on NYSE Arca of the Opal Dividend Income ETF (CUSIP: 53656F474, DIVZ old), the TrueShares Technology, AI & Deep Learning ETF (CUSIP: 53656F821, LENZ old), and the TrueShares Eagle Global Renewable Energy Income ETF (CUSIP: 53656G571, RNWZ old) and does not affect the continued listing on NYSE Arca of the The Opal Dividend Income ETF (CUSIP: 210322731, DIVZ new), the TrueShares Technology, AI & Deep Learning ETF (CUSIP: 210322756, LRNZ new), and the TrueShares Eagle Global Renewable Energy Income ETF (CUSIP: 210322749, RNWZ new). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 16, 2025.